QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60507

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2018

TO THE STOCKHOLDERS:

            The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 15, 2018, at 9:00 a.m., central time, at North Island Center, 8 East Galena Blvd., 60506, Aurora, Illinois, for the following purposes:

  1.
  to elect the four director nominees named in the accompanying proxy statement;

  2.
  to approve, in a non-binding, advisory vote, the compensation of our named executive officers;

  3.
  to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2018; and

  4.
  to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

            The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 30, 2018 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

            Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:    Our 2018 proxy statement, proxy card and 2017 Annual Report to Shareholders are available free of charge online at www.oldsecond.com under "2018 Annual Meeting Materials."

By order of the board of directors

James L. Eccher Chief Executive Officer and President

Aurora, Illinois
April 13, 2018

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

 OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60507

 PROXY STATEMENT

            This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held at North Island Center, 8 East Galena Blvd., Aurora, Illinois, on May 15, 2018 at 9:00 a.m., central time, or at any postponements or adjournments of the meeting. Old Second conducts full service community banking and trust business through its wholly owned subsidiary, Old Second National Bank.

            A copy of our annual report for the year ended December 31, 2017, which includes audited financial statements, is enclosed. This proxy statement was first mailed to stockholders on or about April 13, 2018. As used in this proxy statement, the terms "Old Second," "the Company," "we," "our" and "us" all refer to Old Second Bancorp, Inc., and its subsidiaries. Additionally, the term "the Bank" refers to Old Second National Bank.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 30, 2018, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the annual meeting, complete, sign and return your proxy form in advance of the annual meeting in case your plans change.

What matters will be voted on at the meeting?

You are being asked to vote on three matters:

•
the election of the four director nominees named in this proxy statement;

•
a non-binding, advisory proposal to approve the compensation of our named executive officers, which is referred to as the "say-on-pay" proposal; and

•
the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2018.

How do I vote?

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted "FOR" the election of the nominees for director named in this proxy statement, "FOR" the say-on-pay proposal, "FOR" the ratification of our independent registered public accounting firm, and in accordance with the proxy holder's judgement on any other business that is properly brought before the meeting.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or what is usually referred to as "street name"), you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete, sign and return your proxy card in advance of the annual meeting in case your plans change.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

Under the applicable stock exchange rule, brokers may generally vote on routine matters, such as ratifying the appointment of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a matter presented to stockholders at the meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote."

The election of directors and the say-on-pay proposals are considered non-routine matters. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2018 annual meeting upon receipt of our proxy materials. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•
signing another proxy card with a later date and returning that proxy card to us, or

•
sending notice to us that you are revoking your proxy, or

•
voting in person at the meeting.

If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.

How many shares must be represented for us to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. On March 30, 2018, the record date, there were 29,747,078 shares of common stock outstanding. A majority of these shares must be present in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•
is present in person at the meeting, or

•
has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote "FOR," "AGAINST" or "ABSTAIN" on each proposal properly brought before the meeting, including the election of directors.

How many votes may I cast?

You are entitled to cast one vote for each share of stock you owned on the record date with respect to each of the proposals. Stockholders do not have cumulative voting rights. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

What is the quorum for the annual meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes "FOR" or "AGAINST" and all votes to "ABSTAIN" will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers' unvoted shares on certain "routine" matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3 — the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2018 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as "broker non-votes." Shares represented by broker non-votes will be counted in determining whether there is a quorum.

How many votes are needed for each proposal?

Assuming a quorum is present, a majority of the shares having voting power present in person or represented by proxy must approve each proposal brought before the annual meeting (meaning that the number of votes cast "FOR" each proposal must exceed the number of votes cast "AGAINST" or "ABSTAIN" with respect to that proposal). This includes the proposal regarding the election of directors in accordance with the policy of majority voting in uncontested director elections set forth in our bylaws.

Broker non-votes will not affect the outcome of voting on a particular proposal or the election of directors, but abstentions will have the effect of a vote against the applicable proposal or director.

Please note that, because the say-on-pay vote is advisory, it will not be binding upon the board of directors or the Compensation Committee.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Form 8-K filed with the Securities and Exchange Commission within four business days of the meeting.

 PROPOSAL 1:

ELECTION OF DIRECTORS

            Old Second's board of directors is divided into three classes approximately equal in number, serving staggered three-year terms. As a result, the terms of only approximately one-third of our board members expire at each annual meeting. The current terms of our Class II directors will expire at this year's annual meeting. The terms of our Class III directors will expire at the 2019 annual meeting and the terms of our Class I directors will expire at the 2020 annual meeting.

            Each proposed Class II director nominee, other than Hugh McLean, currently serves as a Class II director. Hugh McLean, who currently serves on the Bank's board of directors, is a new Class II director nominee for our 2018 annual meeting. His nomination was recommended by our board of directors.

            Following a review and nomination from our Corporate Governance and Nominating Committee, our board has proposed that the following Class II directors be elected as Class II directors at our 2018 annual meeting of shareholders for a term that will expire at our 2021 annual meeting and until their respective successors are duly elected and qualified.

Class II Director Nominees

Name	Age	Served as Director Since
James Eccher	52	2006
Barry Finn	58	2004
James F. Tapscott	67	2015
Hugh McLean	59	New nominee

            Each Class II director nominee will be elected if the number of shares voted "FOR" the nominee constitutes a majority of the shares having voting power present in person or represented by proxy at the meeting. Accordingly, broker non-votes will not have any effect on the outcome of voting, but abstentions will have the effect of a vote "AGAINST" the applicable nominee.

            The board of directors recommends you vote your shares "FOR" each of the above Class II director nominees.

            Set forth below is information concerning our other directors whose term of office will continue after the annual meeting, including their age, year first elected or appointed as a director.

Continuing Directors

Name	Age	Served as Director Since
Class III (term expires 2019)
Edward Bonifas	58	2000
Gary Collins	59	2016
William B. Skoglund	67	1992
Duane Suits	68	2012
Class I (term expires 2020)
William Kane	67	1999
John Ladowicz	65	2008
Patti Temple Rocks	58	2015

            All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified.

            There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.

            No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Experience

            Biographical information regarding each of our director nominees and continuing directors is set forth below, including the particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves.

            Mr. Bonifas:    Mr. Bonifas is the Executive Vice President of Alarm Detection Systems, Inc., a producer and installer of alarm systems, closed circuit video systems and card access control systems, a position he has held since 2000. We consider Mr. Bonifas to be qualified for service on the board, the Risk Committee, Nominating and Corporate Governance Committee and the Compensation Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the communities we serve. Mr. Bonifas also serves as Chairman of our Information Technology Steering committee where he uses his business expertise for cybersecurity oversight.

            Mr. Collins:    Mr. Collins has served as the Vice Chairman of the Company since October 2016. Before that, he was Vice Chairman of Talmer Bancorp, Inc., a publicly traded bank holding company, from 2011 until 2016. He also served as a director of Talmer Bancorp, Inc. from 2010 until 2016. Mr. Collins served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation, a bank holding company, from 2010 until 2011, and as a founding Managing Director and Vice Chairman of The Private Bank — Chicago from 1991 until 2009. We consider Mr. Collins to be qualified for service on the board due to his experience focused within mortgage banking and real estate opportunities among residential, multi-family, and commercial lending.

            Mr. Eccher:    Mr. Eccher has served as the Chief Executive Officer and President of the Company since 2015 and has served as President and Chief Executive Officer of the Bank since 2003. He also serves as Chief Operating Officer of the Company, a position he has held since 2007, and served as Senior Vice President and Branch Director of the Bank from 1999 until 2003. Before that he served as President and Chief Executive Officer of the Bank of Sugar Grove from 1996 until 1999. We consider Mr. Eccher to be qualified for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations that he has acquired as the Chief Executive Officer and President of Old Second and Old Second National Bank.

            Mr. Finn:    Mr. Finn has served as the President and Chief Executive Officer of Rush-Copley Medical Center since 2002. Before that, Mr. Finn served as the Chief Operating Officer and Chief Financial Officer of Rush-Copley Medical Center from 1996 until 2002. We consider Mr. Finn to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee as Lead Director, the Information Technology Steering Committee, and the Audit Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the communities we serve.

            Mr. Kane:    Mr. Kane is a Partner of Label Printers, Inc., a printing company, a position he has held since 1977. We consider Mr. Kane to be a qualified candidate for service on the board and the Compensation Committee and the Risk Committee as Chairman, and Nominating and Corporate Governance Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the communities we serve.

            Mr. Ladowicz:    Mr. Ladowicz is the former Chairman and Chief Executive Officer of HeritageBanc,  Inc. and Heritage Bank, where he served from 1996 until 2008, when it was acquired by Old Second. We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee as Chairman due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

            Mr. McLean:    Mr. McLean has been a Partner with Rock Island Capital since November 2016. Before that, Mr. McLean served as Regional President and Managing Director of Talmer Bank from 2010 until October 2016. From 2009 until 2010, he was President and Director of Lake Shore Wisconsin Corporation. Mr. McLean was Vice Chairman of The PrivateBank, a publicly traded commercial bank headquartered in Chicago, from 1996 until 2008, and was a Managing Director of The PrivateBank from 1996 until 2001. He also held senior commercial banking positions with Firstar Bank and American National Bank prior to joining the PrivateBank in 1996. We consider Mr. McLean to be a qualified candidate for service on the board due to his previous experience in the financial industry.

            Mr. Skoglund:    Mr. Skoglund serves as the Chairman of the Company and the Bank. From 1998 until 2014, Mr. Skoglund served as the Chief Executive Officer of the Company. He also served as Chief Executive Officer of the Bank from 1996 until 2014. We consider Mr. Skoglund to be qualified for service on the board due to his skills and experience in the financial services industry and his familiarity with the Company's operations as our former Chief Executive Officer.

            Mr. Suits:    Mr. Suits was a founding Partner of Sikich LLC, a financial services firm, from 1982 until his retirement in 2004. We consider Mr. Suits to be a qualified candidate for service on the board and the Audit Committee as Chairman (including as the audit committee financial expert) and the Risk Committee and the Nominating and Corporate Governance Committee due to his skills and experience in the financial services industry and his familiarity with Old Second's operations.

            Mr. Tapscott:    Mr. Tapscott was a Partner of McGladrey LLP, an audit, tax and consulting firm, from 1991 until his retirement in 2015. Before that, he was a Partner with Wilkes Besterfield and Co., Ltd., from 1972 until 1991. We consider Mr. Tapscott to be a qualified candidate for service on the board and the Risk Committee and the Audit Committee due to his previous experience in accounting and financial matters as a partner of McGladrey LLP and Wilkes Besterfield and Co., Ltd.

            Ms. Temple Rocks:    Ms. Temple Rocks is the Managing Director of the Chicago office of Golin, a global communications agency. We consider Ms. Temple Rocks to be a qualified candidate for service on the board and the Compensation Committee and the Information Technology Steering Committee due to her business experience and familiarity with the greater Chicago market through her managing directorship with Golin.

Biographical Information for Executive Officers

Name	Title
James Eccher	President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Financial Officer
Gary Collins	Vice Chairman
Keith Gottschalk	Executive Vice President, Chief Operating Officer
Donald Pilmer	Executive Vice President, Commercial Lending

            Because each of Mr. Eccher and Mr. Collins also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Mr. Adams, Mr. Gottschalk and Mr. Pilmer is provided below:

            Mr. Adams, age 44, joined Old Second and Old Second National Bank in May 2017 to serve as an Executive Vice President and our Chief Financial Officer. From November 2016 until joining us, he served as Executive Vice President and Director of Corporate Development and Strategy for TCF National Bank, where he oversaw corporate development and strategy. Before that, he served as Executive Managing Director, Corporate Development, of Talmer Bancorp, Inc. from 2011 and 2016. While at Talmer, Mr. Adams was responsible for management of internal financial reporting, budgeting, mortgage bank accounting, investor relations, strategic planning and corporate development activities. Prior to joining Talmer, Mr. Adams also held positions as Managing Director of W2 Freedom, LLC, a private investment fund manager focused on investing in community banks, and as Director of Investor Relations for Fifth Third Bancorp.

            Mr. Gottschalk, age 56, joined Old Second and Old Second National Bank in 2001. He currently serves as Executive Vice President and Chief Operating Officer at Old Second National Bank, a position he has held since 2012. From 2007 until 2012, he served as Executive Vice President of Operations of the Bank. Mr. Gottschalk has more than 35 years of banking experience, including managing Operations, Information Technology, Retail Banking and extensive experience in the ATM/Debit arena. Before joining the Old Second team, Mr. Gottschalk held senior management positions for Old Kent Bank (Elmhurst, IL), Fifth Third Bank (Elmhurst, IL), Pinnacle Bank (Berwyn, IL) and FBOP Corporation (Oak Park, IL). He has served on many customer advisory boards in the operations field.

            Mr. Pilmer, age 53, joined Old Second and Old Second National Bank in 1989. He currently serves as Executive Vice President (a position he has held since 2016) and as Chief Lending Officer (a position he has held since 2008). Mr. Pilmer manages the Commercial Banking unit and has more than 25 years of experience in the Commercial Banking industry.

 CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

            Currently, the board of directors is made up of ten directors, who are elected by the holders of our common stock every three years to serve staggered terms. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.

Director Attendance

            The board of directors held eleven regular meetings and one special meeting during 2017. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all of our then-serving directors attended our annual meeting except for one.

Code of Business Conduct and Ethics

            The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com. The Company will post on its website any amendments to, or waiver from, the Code of Business Conduct and Ethics as it applies to any director or officer to the extent required to be disclosed by applicable NASDAQ or SEC requirements.

Director Independence

            The board of directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is made up solely of directors who are deemed to be "independent" under the rules of NASDAQ. NASDAQ's independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director's status as an independent director. The board has determined that all of the directors and nominees are "independent" as defined by the NASDAQ Stock Market, with the exception of Messrs. Skoglund, Eccher and Collins, each of whom is an executive officer of the Company or was an executive officer of the Company during the past three calendar years ended December 31, 2017.

            During its review of director independence, the board considered Mr. Finn's roles as President and Chief Executive Officer at Rush-Copley Medical Center and Mr. Skoglund's position as the Vice Chairman of Rush-Copley's board of directors. Our board determined that this does not preclude a finding that Mr. Finn is independent under NASDAQ's rules because Mr. Skoglund does not serve on Rush-Copley's compensation committee and has recused himself from any discussions or votes that involve Mr. Finn's salary. The board also reviewed certain transactions between Alarm Detection Systems, Inc. and the Company. Mr. Bonifas is a Vice President of Alarm Detections Systems, Inc. The board determined that Mr. Bonifas qualified as an independent director because the amounts paid by the Company to Alarm Detection Systems in 2017, which totaled approximately $211,528, were less than 5% of Alarm Detection System's gross revenues for 2017 and because Mr. Bonifas had no interest in the transaction with the Company, except an indirect and de minimis interest as a stockholder of Alarm Detection Systems.

            Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below.

Committees of the Board of Directors

            Our board committees are currently composed as follows (M — member; C — chair):

Name	Audit	Compensation	Nominating and Corporate Governance	Risk
Edward Bonifas		M	M	M
Gary Collins
James Eccher
Barry Finn	M		C
William Kane		M	M	C
John Ladowicz	M	C	M
William B. Skoglund				M
Duane Suits	C		M	M
James Tapscott	M			M
Patti Temple Rocks		M

  Audit Committee

            The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee is solely responsible for the pre-approval of all required audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, in the "Governance Documents" section under "Investor Relations." You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by requesting via e-mail to corporatesecretary@oldsecond.com.

            The members of our Audit Committee during 2017 were Mr. Suits (who serves as Chairman), Mr. Finn, Mr. Tapscott and Mr. Ladowicz, each of whom is deemed to be an independent director under SEC Rule 10A-3 and NASDAQ's listing requirements. The Audit Committee met seven times in 2017.

            The board has designated Mr. Suits as the "audit committee financial expert," as such term is defined by the regulations of the SEC. The board's determination was based upon Mr. Suits' level of knowledge and experience regarding financial matters and his experience as an independent financial consultant and as the founding partner of Sikich Gardner & Co., LLP, a public accounting and consulting firm. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Suits met on a quarterly basis during 2017 with our independent registered public accounting firm.

            To review our annual Audit Committee report, please see "Proposal 3 — Ratification of Our Independent Registered Public Accounts — Audit Committee Report."

  Compensation Committee

            The Compensation Committee reviews the performance of Old Second's executive officers and establishes their compensation levels. The committee also has the authority, among other things, to:

  •
  review and approve performance goals and objectives relevant to the chief executive Officer and other executive officers and evaluate, at least annually, the performance of the chief executive officer and other executive officers in light of those goals and objectives;

  •
  review and approve employment agreements, severance arrangements, and change-in-control agreements or provisions for our executive officers;

  •
  adopt, approve or ratify awards under equity incentive compensation plans;

  •
  review with the chief executive officer our management succession plans; and

  •
  evaluate the risks posed by the design and implementation of our compensation plans and evaluate the implementation of appropriate risk management and controls to avoid or mitigate any excessive risk to the Company.

            The committee's duties, responsibilities and functions are described more fully in its charter, which is available on our website at www.oldsecond.com, in the "Governance Documents" section under "Investor Relations." You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by requesting via e-mail to corporatesecretary@oldsecond.com.

            The members of our Compensation Committee during 2017 were Mr. Ladowicz (who serves as Chairman), Mr. Kane, Mr. Bonifas and Ms. Temple Rocks, each of whom is deemed to be an independent director under NASDAQ's listing requirements. The Compensation Committee met three times in 2017.

            The Compensation Committee has the authority under its charter to select, or receive advice from, advisors (including compensation consultants). In 2017, the committee continued its engagement of ChaseCompGroup LLC as an independent advisor to assist the committee in determining and evaluating executive compensation. The Compensation Committee assessed the independence of ChaseCompGroup LLC taking into consideration all factors specified in NASDAQ listing standards. Based on this assessment, the committee determined the engagement of ChaseCompGroup LLC did not raise any conflict of interest.

  Nominating and Corporate Governance Committee

            The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on at least an annual basis whether each director is "independent" under NASDAQ listing requirements. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, in the "Governance Documents" section under "Investor Relations." You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by requesting via e-mail to corporatesecretary@oldsecond.com.

            The members of the Nominating and Corporate Governance Committee in 2017 were Mr. Finn (who serves as Chairman), Mr. Kane, Mr. Bonifas, Mr. Suits and Mr. Ladowicz, each of whom is deemed to be an independent director under NASDAQ's listing requirements. The Nominating and Corporate Governance Committee met two times in 2017.

Director Nominations and Qualifications

            In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) is under the age of 70 in accordance with our bylaws; (iii) possesses the highest personal and professional ethics, integrity and values; (iv) has, in the committee's opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (v) has demonstrated effective leadership and sound judgment in his or her professional life; (vi) has a strong sense of service to the communities in which we serve; (vii) has exemplary management and communication skills; (viii) is free of conflicts of interest that would prevent him or her from serving on the board; (ix) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (x) will review and agree to meet the standards and duties set forth in the Company's Code of Business Conduct and Ethics; (xi) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xii) is committed to serving on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent).

            The committee, when considering potential board members, will look at all of the foregoing criteria. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as the Company's nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended 75% of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

            All of the nominees for election as directors at the 2018 annual meeting were recommended for nomination by the committee. The committee did not receive any formal nominations for directors from our common stockholders.

Common Stock Ownership and Retention Guidelines for Directors

            In order to align the interests of board members and stockholders, we require each director to develop a significant equity stake in the company. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

            Non-employee directors are expected to acquire and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors. Non-employee directors have three years from their initial election to the board to meet the target stock ownership guidelines. Once they obtain the requisite number of shares, they are expected to continuously own sufficient shares to meet the guidelines. The stock ownership goal will be determined by using the value of their retainers as of January 1 of each year and the average closing stock price for our common stock over the prior twelve months.

            Shares that count toward meeting the stock ownership guidelines include: (i) shares owned, which include shares obtained upon exercise of options or shares purchased in the open market; (ii) shared ownership, which includes shares owned or held in trust by immediate family; and (iii) restricted stock units. Unexercised stock options do not count toward meeting the stock ownership guidelines. Until such time as the director reaches his or her target stock ownership, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions, and upon exercise of stock options. In the rare instance in which these guidelines would place a severe hardship on a director, the Compensation Committee may decide to allow an alternative stock ownership guideline that reflects the intentions of these overall guidelines and the director's own personal circumstances.

Board Leadership Structure

            The roles of Chairman of the Board and Chief Executive Officer are separate positions within our Company. Mr. Skoglund, our former Chief Executive Officer, serves as our Chairman, and Mr. Eccher serves as our Chief Executive Officer and President. We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.

            Our board of directors has also created the position of a "lead" independent director, who assists the board of directors in assuring effective corporate governance, and serves as chairman when the board of directors meets in independent director sessions. In 2017, our board of directors designated Mr. Finn to serve as the Company's lead independent director. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee's selection.

            Our board of directors believes this structure is appropriate for our Company because it allows the Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, and we are also able to leverage the experience and perspective of the Chairman through his guidance to the Chief Executive Officer and his management team as well as to the board of directors. In addition, the lead independent director, who is an independent member of our Board, provides independent leadership within our Board that strengthens its effectiveness and oversight of our business.

Board's Role in Risk Oversight

            Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

            While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team's senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Mr. Bonifas, the Chairman of the Information Technology Steering Committee, serves as our cybersecurity expert. Additionally, our senior credit officer and loan review staff are directly responsible for overseeing our credit risk.

            We believe that establishing the right "tone at the top" and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-

related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Certain Relationships and Related Party Transactions

  Statement of Policy Regarding Transactions with Related Persons

            Transactions by us with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve's Regulation O (which governs certain loans by us to our executive officers, directors and principal shareholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions. Our Audit Committee reviews and approves all related person transactions between Old Second and related parties in accordance with NASDAQ's rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations.

  Alarm Detection Systems, Inc.

            Alarm Detection Systems, Inc. provides certain security services and equipment to the Company. Edward Bonifas is the Executive Vice President of Alarm Detection Systems, Inc. During 2017, we paid Alarm Detection Systems, Inc. approximately $211,528.

  Banking Relationships

            Certain of our executive officers and directors have, from time to time, engaged in banking transactions with Old Second National Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Old Second National Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

            For the year ended December 31, 2017, our Compensation Committee consisted of Mr. Ladowicz, Mr. Kane, Mr. Bonifas and Ms. Temple Rocks. No member of our Compensation Committee in 2017 was, during the last fiscal year, an officer or employee of the Company or formerly an officer of the Company. In addition, none has had any relationship with the Company of the type that is required to be disclosed under "Certain Relationships and Related Party Transactions," except Mr. Bonifas as described above. During 2017, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that had one or more executive officers serving as a member of the board of directors or Compensation Committee of the Company.

Stockholder Communications with the Board; Nomination and Proposal Procedures

            Stockholder Communications with Directors.    Our stockholders may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing by mail or by e-mail to corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60507. Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request, except for communications that are primarily commercial in nature or related to an improper or irrelevant topic.

            Nominations of Directors.    In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year's proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

            In accordance with our Certificate of Incorporation, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting. Each written nomination must set forth (i) the name, age, business address and residential address of the nominee; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock which are beneficially owned by such person on the date of such stockholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act and pursuant to Regulation 14A under the Exchange Act. The nominating stockholder must also provide certain information regarding his, her or itself including (a) the name and address, as they appear on the Company's books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support the nominees; and (b) the class and number of shares of Old Second's stock which are beneficially owned by the stockholder on the date of the stockholder notice.

            In the event that a stockholder nominates an individual to serve as a director in accordance with our bylaws and the applicable federal and state laws, the Committee shall evaluate the individual to determine whether the individual satisfies the qualification criteria and determine whether the individual will be nominated by the Committee to serve on the board.

            Other Stockholder Proposals.    To be considered for inclusion in our proxy statement and form of proxy relating to our 2019 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by December 14, 2018, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

            The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 30, 2018, by each director or nominee for director, by each named executive officer, by all of our directors, director nominees and executive officers as a group, and each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

            Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 29,747,078 shares of common stock outstanding as of March 30, 2018. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 30, 2018.

Name	Shares Beneficially Owned	Percent of Class
Directors and named executive officers:
Bradley Adams(1)	41,800	*
Edward Bonifas(2)	150,630	*
Gary Collins(3)	107,750	*
James Eccher(4)	151,600	*
Barry Finn(5)	49,386	*
Keith Gottschalk(6)	10,497	*
William Kane(7)	39,159	*
John Ladowicz(8)	252,673	*
Donald Pilmer(9)	27,834	*
William B. Skoglund(10)	89,331	*
Duane Suits(11)	25,609	*
James Tapscott(12)	22,000	*
Patti Temple Rocks(13)	8,553	*
All directors and executive officers as a group (13 persons)	976,822	3.28%
5% Stockholders:
The Banc Funds Company L.L.C.(14)	2,517,384	8.46%
BlackRock, Inc.(15)	1,940,774	6.52%
Wellington Management Group, Inc.(16)	1,533,060	5.15%

*
Denotes ownership of less than 1%.

(1)
Consists of 41,800 shares held in a brokerage account. Excludes 33,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Adams.

(2)
Consists of: (i) 7,062 shares held in Mr. Bonifas' name alone; (ii) 142,068 shares held in a brokerage account; and (iii) 1,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2018. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Bonifas.

(3)
Consists of: (i) 35,602 shares held in Mr. Collins' name alone; (ii) 72,148 shares held in an IRA account in Mr. Collins' name. Excludes 29,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Collins.

(4)
Consists of: (i) 1,975 shares held in our profit sharing plan and trust; (ii) 10,048 shares held in our 401(k) plan; (iii) 55,794 shares in Mr. Eccher's name alone; (iv) 148 shares held jointly with his spouse; and (v) 83,635 shares held in a brokerage account. Excludes 75,000 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Eccher.

(5)
Consists of: (i) 2,500 shares held in Mr. Finn's name alone; (ii) 45,386 shares held in a brokerage account, which are pledged to secure a line of credit; and (iii) 1,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2018. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Finn.

(6)
Consists of: (i) 8,955 shares held in Mr. Gottschalk's name alone; (ii) 375 shares held in Mr. Gottschalk's name in our profit sharing plan and trust; and (iii) 1,104 shares held in our 401(k) plan; and 63 shares held in a brokerage account. Excludes 16,729 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Gottschalk.

(7)
Consists of: (i) 22,500 shares held in Mr. Kane's name alone; (ii) 15,159 shares held in a brokerage account; and (iii) 1,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2018. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kane.

(8)
Consists of: (i) 7,146 shares held in Mr. Ladowicz's name alone; (ii) 234,277 shares held in a Roth IRA; (iii) 9,750 shares held in an IRA trust; and (iv) 1,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 21, 2018. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Ladowicz.

(9)
Consists of: (i) 10,257 shares held in Mr. Pilmer's name alone; (ii) 924 shares held in our profit sharing plan and trust; (iii) 2,654 shares held in our 401(k) plan; (iv) 12,549 shares held in a brokerage account; and (v) 1,450 shares held jointly with spouse in a brokerage account. Excludes 23,566 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Pilmer.

(10)
Consists of: (i) 532 shares held in Mr. Skoglund's name alone; (ii) 88,799 shares held in a trust account in Mr. Skoglund's name. Excludes 11,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Skoglund.

(11)
Consists of: (i) 20,909 shares held in a brokerage account in Mr. Suits' name alone; (ii) 1,700 shares held in an IRA; (iii) 500 shares held in a Trust with spouse; and (iv) 2,500 shares in Mr. Suits' name outright. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Suits.

(12)
Consists of: (i) 18,500 shares held in a brokerage account in Mr. Tapscott's name alone; and (ii) 3,500 shares held in an IRA. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Tapscott.

(13)
Consists of: (i) 8,553 shares held in a brokerage account in Ms. Temple Rocks' name alone. Excludes 6,500 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. Temple Rocks.

(14)
This information is based solely on the Schedule 13G/A filed by The Banc Funds Company, L.L.C. with the SEC on February 14, 2018 reporting that Banc Fund VII L.P. has sole voting and dispositive power over 666,400 shares, Banc Fund VIII L.P. has sole voting and dispositive power over 1,506,286 shares and Banc Fund IX L.P. has sole voting and dispositive power over 344,698 shares. The general partner of Banc Fund VII L.P. is MidBanc VII L.P., the general partner of Banc Funds VII L.P. is MidBanc VIII L.P. and the general partner of Banc Funds IX L.P. is MidBanc IX L.P. The Banc Funds Company, L.L.C.'s principal business is to be a general partner of MidBanc VII L.P., MidBanc VIII L.P. and MidBanc IX L.P. The Banc Funds Company, L.L.C.'s principal shareholder is Charles J. Moore. Mr. Moore has also been the manager of Banc Funds VII L.P., Banc Funds VIII L.P. and Banc Funds IX L.P. since their respective inceptions. As managing member, Mr. Moore has voting and dispositive power over the securities held by each of those entities. Mr. Moore also controls The Banc Funds Company, L.L.C. and each of the partnership entities directly and indirectly controlled by it. The Banc Funds Company, L.L.C.'s business address is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.

(15)
This information is based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2018 reporting that BlackRock, Inc. has sole voting power over 1,864,025 shares and sole dispositive power over 1,940,774 shares. According to this Schedule 13G/A, the following subsidiaries of BlackRock, Inc. hold shares of our common stock, none of which beneficially owns 5% or greater of our outstanding shares: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC. BlackRock, Inc.'s business address is 55 East 52nd Street, New York, NY 10055.

(16)
This information is based solely on the Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 8, 2018 reporting that Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP each have shared voting and shared dispositive power over 1,533,060 shares. Wellington Management Group LLP's business address is 280 Congress Street, Boston, MA 02210.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires that our directors, executive officers and ten percent stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2017 and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2017, except for a late Form 4 filed by Patti Temple Rocks on February 21, 2017 that reported four dividend reinvestment transactions that occurred between May 2016 and February 2017.

 COMPENSATION DISCUSSION AND ANALYSIS

            This Compensation Discussion and Analysis ("CD&A") is intended to assist our shareholders in understanding our compensation programs, the philosophy underlying our compensation strategy and the fundamental elements of the compensation paid to our "named executive officers" whose 2017 compensation information is provided in the tables following this discussion. Our named executive officers as of December 31, 2017, are noted in the following table, along with their titles:

Name	Title
James Eccher	President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Financial Officer
Gary Collins	Vice Chairman
Keith Gottschalk	Executive Vice President, Chief Operating Officer
Donald Pilmer	Executive Vice President, Commercial Lending
J. Douglas Cheatham(1)	Former Executive Vice President, Chief Financial Officer

(1)
Although Mr. Cheatham retired from the Company on March 15, 2017, he is included in this proxy statement because he served as our Chief Financial Officer during part of 2017, and, therefore, is a "named executive officer" for 2017 under applicable SEC rules.

Introduction

            Our CD&A is organized as follows:

  •
  Overview and Executive Summary.  Background context and highlights are provided to put the overall disclosure in perspective.

  •
  Objectives of Our Compensation Program.  The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.

  •
  Elements of Compensation.  The key components of our compensation program are base salary, annual bonuses and long-term equity awards, with an emphasis on tying executive compensation to performance.

  •
  Severance and Change in Control Arrangements.  We provide certain severance benefits in the event of Mr. Eccher's involuntary termination and "double-trigger" change in control benefits to each of our named executive officers.

  •
  Compensation Process.  Our executive compensation program is regularly reviewed by the Compensation Committee to ensure that we meet our compensation objectives and to ensure that our compensation program does not pose material risks to the Company.

  •
  Analysis of 2017 Compensation.  Decisions on 2017 compensation are analyzed and explained in the context of our compensation objectives and performance.

  •
  Regulatory Considerations.  We consider guidance established by the Federal Deposit Insurance Corporation (the "FDIC") and other bank regulatory agencies, in addition to various other regulatory requirements, in making decisions about executive compensation.

Overview and Executive Summary

            Business Overview.    The Company, through its banking subsidiary, provides lending, deposit, and trust services for businesses and individuals. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

            Financial and Operational Performance.    During our fiscal year ending December 31, 2017, we continued our emphasis on sustaining profitability and growth as primary objectives. Specific accomplishments in 2017 that directly impacted those objectives include:

  •
  Reduction in classified assets to $31.7 million in 2017 from $37.0 million in 2016;

  •
  Net income of $23.1 million for 2017 compared to $17.0 million for 2016;

  •
  Commercial loan growth of 9.7% in 2017 compared to 2016; and

  •
  Efficiency ratio of 61.40% at year-end 2017, improving from 66.78% at year-end 2016.

            Overview of Our Executive Compensation Programs.    The Company and the Bank share an executive management team, the members of which are compensated by the Bank rather than the Company. The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performance and roles for both the Company and the Bank.

            The Company and the Bank are committed to paying for performance. This commitment is reflected by the significant portion of our named executive officers' compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support the business goals of the Company and the Bank and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

            Accordingly, our executive compensation, particularly metrics for the organization's short-term incentive plans, focused on the following goals and accountabilities: our and the Bank's net income growth; the Bank's loan growth; asset-credit quality risk reduction and a reduction in classified assets; cost savings initiatives; and specific profit center performance. These metrics were prudently designed to contain and minimize risk while at the same time emphasizing growth and profitability.

            Say-on-Pay.    We received approximately 77% of votes cast in support of our executive compensation program during the 2017 annual stockholders meeting. We, our board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. We considered the result of the 2017 advisory vote on executive compensation but not for specific 2017 compensation decisions. Based on this consideration and the other factors described in this CD&A, the Compensation Committee did not alter the policies or structure for named executives' compensation for 2017.

Objectives of Our Compensation Program

            The goal of our compensation program is to align the interests of management with those of our stockholders while minimizing undue risk-taking. The Compensation Committee has designed our executive compensation program in a manner that does not provide our executives with incentives to engage in business activities or other behavior that would threaten our value or the investments of our stockholders.

            The executive compensation program is intended to accomplish the following objectives:

  •
  pay for performance;

  •
  tie equity compensation to long-term value creation for our stockholders;

  •
  align the financial interests of our named executive officers with those of our stockholders;

  •
  maintain a corporate environment that encourages stability and a long-term focus for both us and our management;

  •
  maintain a program that:

  o
  clearly motivates personnel to perform and succeed according to our current goals;

  o
  attracts and retains key personnel critical to our long-term success; and

  o
  does not encourage undue risk-taking; and

  •
  ensure that management:

  o
  fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;

  o
  conforms its business conduct to the highest ethical standards;

  o
  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

  o
  continues to avoid any conflict between its responsibilities to us and each individual's personal interests.

Elements of Compensation

            Our named executive officers' compensation program consists of four main components: (i) base salary, (ii) annual cash incentive, (iii) equity awards, and (iv) additional benefits.

            The Compensation Committee's decisions regarding each of the components for the named executive officers are based in part on the Compensation Committee's subjective judgment and take into account qualitative and quantitative factors, as discussed below. In reviewing an executive officer's compensation, the Compensation Committee considers and evaluates all components of the officer's total compensation package. This involves reviewing base salary, bonus, incentive equity awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns. Additionally, the Compensation Committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.

            The following overview explains the structure and rationale of the elements of compensation used for 2017.

            Base Salary.    The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. In order to provide such stability, the Compensation Committee uses salaries to make up the largest portion of the named executives' compensation. In establishing an executive officer's initial base salary the Compensation Committee considers, among other things, the executive's level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

            The Compensation Committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the Compensation Committee considers the levels of all aspects and components of the officer's compensation, including the individual's potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

            Annual Cash Incentives.    The Compensation Committee believes that annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on the achievement of corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance.

            For 2017, the Compensation Committee continued a non-equity officer incentive compensation plan (the "Incentive Plan") for our named executive officers. Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. Generally speaking, performance targets are set so that improvement in a performance objective is necessary in order to receive any or all of the incentive award with respect to that objective. In addition, under the Incentive Plan, in order to be eligible for a cash incentive payment with respect to a particular year, the executive must also meet the expectations of his position during such year.

            Maximum incentive opportunities are capped under the Incentive Plan to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

            Equity Awards.    The Compensation Committee believes that senior management equity ownership effectively aligns the interests of senior management with those of our stockholders. Accordingly, we have implemented equity-based incentives to both encourage our management's long-term service and give management a more direct interest in our future success. Our current equity incentive plan, which was approved by our stockholders in 2014 (the "Equity Incentive Plan"), authorizes the issuance of up to 975,000 shares of our common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

            All awards are at the discretion of the Compensation Committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the Compensation Committee considers individual and corporate performance goals and achievement as measured by those goals, the executive's position and his or her ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the Compensation Committee also evaluates prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

            Pursuant to a formal equity compensation policy, all equity grants are finalized in the beginning of each calendar year. This allows for a more complete review of the full prior year when making equity awards as well as coordinating the granting of equity awards to a time when there is less likelihood of there being existing material, non-public information, as the grants will normally be made after the public release of our financial information for the prior year.

  Additional Benefits

            Retirement Benefits.    We sponsor a tax-qualified 401(k) savings plan and trust intended to be qualified under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Participants can choose between several different investment options under the 401(k) plan, including shares of our common stock.

            During 2017, we provided a matching contribution on elective deferrals to eligible participants in an amount equal to 3% of each participant's salary. There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant's annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the Compensation Committee. For 2017, the Compensation Committee elected not to make a discretionary profit sharing contribution.

            Deferred Compensation.    We sponsor an executive deferred compensation plan (the "Executive Deferred Compensation Plan"), which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus, if any, without regard to the statutory limitations applicable to tax-qualified plans, such as our 401(k) plan. The Executive Deferred Compensation Plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions. A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year. The company matching contribution is an amount up to 3%, provided at least a 6% deferral was met, of the participant's combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant's behalf. The determination of whether a profit-sharing contribution is made and in what amount is entirely at the Compensation Committee's discretion and there is no set formula. Participants are permitted to make hypothetical investments with respect to their account balances. The participants may select such hypothetical investments from an array of publicly-traded mutual funds that are held in an insurance company separate account. Participants may elect to receive their Executive Deferred Compensation Plan balance in a lump sum or in installments. Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan's administrator. The plan is administered through an independent service provider. Messrs. Eccher, Cheatham, Collins and Gottschalk currently have account balances under the Executive Deferred Compensation Plan.

            Perquisites and Other Benefits.    We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death. The benefits we offer to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year-to-year basis. We will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

            The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Car Allowance	X	Not Offered	Not Offered
Country Club Membership	X	Not Offered	Not Offered

            It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, we have generally provided very nominal benefits to executives that are not available to full-time employees, and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide Messrs. Eccher, Adams, Collins and Pilmer with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. We will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

Severance and Change in Control Arrangements

            Employment Agreements and Compensation and Benefits Assurance Agreements.    Under his employment agreement, we provide Mr. Eccher with certain "double trigger" severance benefits in the event of his involuntary termination following a change in control, as well as salary continuation following certain other involuntary terminations. We have also entered into Compensation and Benefits Assurance Agreements with each of our other named executive officers which also provide "double trigger" severance benefits in the event of a qualifying termination following a change in control. We believe these agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy. For a detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under "Potential Payments Upon Termination or Change in Control."

            Retirement and Release Agreement with Mr. Cheatham.    On March 15, 2017, in connection with his retirement, we entered into a retirement and release agreement with Mr. Cheatham that provides for certain payments and other benefits. For a detailed description of the retirement agreement, see the discussion below under "Potential Payments Upon Termination or Change in Control."

            Acceleration of Equity Awards.    All employees, including our named executive officers, who receive equity awards under our Equity Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (i) the equity plan and the respective awards are not assumed by the surviving entity or (ii) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason. Additionally, under the terms of the Employment Agreement and Assurance Agreements noted above and described in greater detail below, all equity awards held by a named executive officer will become vested and exercisable upon a qualifying termination following a change in control.

            No Tax Gross-Ups.    We do not provide excise tax gross-ups on benefits under any change in control provisions or other agreements. All of our named executive officers currently have employment agreements or Compensation and Benefits Assurance Agreements that provide that in the event the officer would be subject to excise tax for any amounts payable under such agreement, the amounts to be paid will be reduced to such lesser extent that would result in no portion of such amounts being subject to excise taxes.

Compensation Process

            The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to our executive officers. Further, as required by guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC's guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to the compensation plans, policies and programs maintained for our employees.

            During 2017, the Compensation Committee convened in February. Mr. Ladowicz, as Chairman of the Compensation Committee, also met, as needed, with internal staff members to compile compensation information for this proxy statement. The Compensation Committee also met in February 2018 to approve salaries, incentive plans and performance metrics for 2018 as well as approving officer incentives earned during 2017.

            Role of Compensation Consultant.    The Compensation Committee's charter gives it the authority to delegate its responsibility to members or subcommittees of the Compensation Committee. Also, the charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. In prior years, the Compensation Committee has retained ChaseCompGroup LLC to provide services in connection with a review and analysis of compensation paid to our named executive officers and board of directors. In keeping with the Compensation Committee's philosophy of comparing our compensation with that of the local marketplace on an annual basis, the Compensation Committee retained ChaseCompGroup LLC in 2017 to provide an updated analysis of our executive compensation program.

            Role of Executive Officers.    The Compensation Committee relies upon the input of management, when carrying out its responsibilities in establishing executive compensation. The Compensation Committee relies on Mr. Eccher's input in establishing compensation for our named executive officers other than himself. Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The Compensation Committee also consults with management on matters that are relevant to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the Compensation Committee consults with our management, specifically the Bank's Senior Risk Officer, in completing the risk review with respect to employee compensation plans. A risk review was performed in June 2017. No executive officer participates in any recommendation, discussion or decision regarding his or her own compensation.

            Peer Group.    Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The Company's peer group of 16 financial institutions was jointly presented by ChaseCompGroup LLC and management and approved by the Compensation Committee. The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations. The institutions included in the peer group include:

First Midwest Bancorp, Inc.	First Merchants Corporation
1st Source Corporation	Great Southern Bancorp, Inc.
First Busey Corporation	Lakeland Financial Corporation
Enterprise Financial Services Corp.	MainSource Financial Group, Inc.
First Financial Corporation	QCR Holdings, Inc.
German American Bancorp, Inc.	Horizon Bancorp
First Mid-Illinois Bancshares, Inc.	MutualFirst Financial, Inc.
Pulaski Financial Corp.	Hawthorn Bancshares, Inc.

Analysis of 2017 Compensation

            This section describes the decisions made by the Compensation Committee with respect to the compensation for our named executive officers for 2017.

            Base Salary.    We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2017, determined by the Compensation Committee at the beginning of 2017, are set forth in the Summary Compensation Table below. In determining base salary levels, we generally considered the following:

  •
  the compensation philosophy and guiding principles described above;

  •
  the general economic factors in the financial industry beyond our control and the financial performance of the Company compared to our peers;

  •
  the experience and industry knowledge of our named executive officers and the quality and effectiveness of their leadership;

  •
  all of the components of executive compensation, including annual cash incentives, equity awards, retirement and death benefits, as well as other benefits and perquisites; and

  •
  internal pay equity among our executives.

            The following table details the base salary of our named executive officers for the periods presented. In early 2018, the Compensation Committee determined the base salaries for our named executive officers for 2018. In determining the base salaries for 2018, we considered the same general factors discussed above including the general slowdown of the economy and growth in our earnings, return on average assets and overall assets.

Name	Position	2016	2017	2018
James Eccher	President and Chief Executive Officer of Old Second	$441,000	$481,000	$505,050
Bradley Adams(1)	Executive Vice President and Chief Financial Officer of Old Second	N/A	$300,000	$308,250
Gary Collins	Vice Chairman	$300,000	$300,000	$308,250
Keith Gottschalk	Executive Vice President, Chief Operating Officer	$254,060	$261,046	$266,267
Donald Pilmer	Executive Vice President, Commercial Lending	$239,978	$261,375	$269,216

(1)
We hired Mr. Adams in 2017.

            For 2017 and 2018, the Compensation Committee increased Mr. Eccher's base salary by 9.1% and 5.0%, respectively, based on overall company and his individual performance. Mr. Pilmer also received merit increases in base salary of 8.9% and 3.0% in 2017 and 2018, respectively, due primarily to commercial loan growth.

            Annual Cash Incentive Payments.    As discussed above, under our Incentive Plan, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. In addition, under the Incentive Plan, the Compensation Committee also determines each executive officer's target incentive opportunity, expressed as a percentage of base salary.

            For 2017, the Compensation Committee set the target potential incentive payment, expressed as a percentage of base salary, as follows:

Name	Percentage of Base Salary	Target Incentive Payment
James Eccher	55%	$264,550
Bradley Adams	50%	$150,000
Gary Collins	40%	$120,000
Keith Gottschalk	40%	$104,418
Donald Pilmer	40%	$104,550

            Mr. Cheatham was not eligible for an incentive payment under the Incentive Plan in 2017 because of his retirement in March 2017.

            For 2017, the Compensation Committee selected five performance objectives, as identified in the following table (and described in more detail below), and assigned a weight for each performance objective, stated as a percentage of the total target incentive payment.

            The performance objectives chosen by the Compensation Committee and the assigned weight for each objective for 2017 performance were as follows:

Name	Company Income Growth	Loan Growth	Asset/Credit Quality	Efficiency Ratio	Department/ Personal Performance	Total(1)
James Eccher	25%	10%	10%	10%	—	55%
Bradley Adams	25%	—	—	20%	5%	50%
Gary Collins	25%	5%	5%	5%	—	40%
Keith Gottschalk	20%	5%	—	5%	10%	40%
Donald Pilmer	15%	10%	5%	—	10%	40%
(1)
Represents each officer's target incentive payment expressed as a percentage of their base salary. As discussed below, under the incentive plan, the Committee has set threshold and maximum performance levels for certain objectives.

            As noted above, the Compensation Committee chose four corporate performance objectives for 2017:

  •
  Company income growth;

  •
  Loan growth;

  •
  Asset/credit quality; and

  •
  Efficiency ratio.

            The Compensation Committee established threshold, target and maximum performance levels and weights for each selected corporate goal. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each corporate goal. If performance is below the threshold level for any particular corporate goal, no payment will be earned; however, payment will be earned for other corporate objectives that are achieved at least at a threshold level of performance. Maximum represents the maximum level of performance at which, if achieved, a maximum payment is earned on each corporate goal. If performance exceeds the maximum level for any corporate goal, no further incentive above the maximum incentive for such corporate goal is earned. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate objectives.

            The Compensation Committee also evaluated the department and/or personal performance of Mr. Adams, Mr. Gottschalk and Mr. Pilmer in determining awards under the incentive plan.

            How we defined each of these corporate objects is set forth below.

Company Income Growth

            Each named executive officer participating in the incentive plan had a portion of their annual incentive tied to this performance objective in 2017. The Compensation Committee believes that our growth, as measured by our net income, is an appropriate performance measure because it focuses on our financial performance, which in turn reflects stockholder value.

            The Compensation Committee applied the following scale to determine how much of the total assigned weight for this performance objective each named executive officer could receive based on our net income:

Company Net Income	Notes	Percent of Assigned Weight
$14.5 million	5% over 2016 net income	40%	(1)
$17.2 million	10% over 2016 net income	60%
$18.0 million	15% over 2016 net income	80%
$23.8 million	Budgeted net income for 2017	100%	(2)
ROAA	Peer group >25% but <50%	113%
ROAA	Peer group median	125%	(3)
(1)
Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 40% of the assigned weight being earned.

(2)
Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.

(3)
Represents the maximum level of performance for this objective, which will result in 125% of the assigned weight being earned.

            Our 2017 net income was $23.1 million and, therefore, each named executive officer participating in the incentive plan earned 97.7% of the assigned weight for this performance objective.

Loan Growth

            Both Mr. Eccher and Mr. Collins had a loan growth performance objective that was measured based on total loan growth of 10% (target) in 2017 over 2016. The Compensation Committee did not set a threshold or maximum performance level for this objective. Accordingly, growth below the target level would result in no payment for this objective and growth above the target level would not result in payment above the target level. We did not achieve this objective and, therefore, Mr. Eccher and Mr. Collins earned 0% of the assigned weight for this performance objective.

            Mr. Pilmer had a commercial loan growth performance objective that was measured based on 2017 budgeted growth over 2016 results in our commercial loan portfolio, as detailed in the following table.

2017 Budgeted Commercial Loan Growth	As a % of Budget	Percent of Assigned Weight
10.80%	80%	50%(1)
12.15%	90%	75%
13.50%	100%	100%(2)
14.85%	110%	125%(3)
(1)
Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.

(2)
Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.

(3)
Represents the maximum level of performance for this objective, which will result in 125% of the assigned weight being earned.

            We did not achieve this objective at the threshold performance level and, therefore, Mr. Pilmer earned 0% of the assigned weight for this performance objective.

            Mr. Gottschalk had a consumer loan growth performance objective that was measured based on 2017 budgeted growth over 2016 results in our retail loan portfolio, as detailed in the following table:

2017 Budgeted Retail Loan Growth	As a % of Budget	Percent of Assigned Weight
11.65%	85%	75%(1)
13.70%	100%	100%(2)
15.76%	115%	115%
17.13%	125%	125%(2)
(1)
Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 75% of the assigned weight being earned.

(2)
Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.

(3)
Represents the maximum level of performance for this objective, which will result in 125% of the assigned weight being earned.

            We did not achieve this objective at the threshold performance level and, therefore, Mr. Gottschalk earned 0% of the assigned weight for this performance objective.

Asset/Credit Quality

            Mr. Eccher, Mr. Collins and Mr. Pilmer each had a performance objective related to our classified assets ratio. The Compensation Committee believes that a continued focus by these executives on our asset/credit quality will ensure that we are working toward sustainable growth and profitability.

Classified Assets Ratio	Percent of Assigned Weight
14.0%	50%(1)
12.5%	75%
11.5%	100%(2)
10.5%	125%(3)
(1)
Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.

(2)
Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.

(3)
Represents the maximum level of performance for this objective, which will result in 125% of the assigned weight being earned.

            At December 31, 2017, our classified assets ratio was 11.69% and, therefore, Mr. Eccher, Mr. Collins and Mr. Pilmer each earned 95.25% of the assigned weight for this performance objective.

Efficiency Ratio

            The Compensation Committee believes that expense control and efficiency of operations is a goal we should continually strive for in order to provide for the best financial return for our stockholders. Further, the Compensation Committee believes that our named executive officers are best situated to impact our efforts in this regard. As such, Mr. Eccher, Mr. Adams, Mr. Collins and Mr. Gottschalk each had a portion of their annual incentive tied to our efficiency ratio as noted below:

Efficiency Ratio	Percent of Assigned Weight
≤ to 66%	50%(1)
≤ to 64.5%	75%
≤ to 63%	100%(2)
≤ to 62%	125%(3)
(1)
Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.

(2)
Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.

(3)
Represents the maximum level of performance for this objective, which will result in 125% of the assigned weight being earned.

            For 2017, our overall efficiency ratio at year-end was 61.40% and, therefore, Mr. Eccher, Mr. Adams, Mr. Collins and Mr. Gottschalk earned 125% of their applicable assigned weight for this performance objective.

Department and Individual Performance

            With respect to Mr. Adams, Mr. Gottschalk and Mr. Pilmer, the Compensation Committee also set performance metrics related to their respective departments and/or individual performance to promote the leadership and development of our various lines of business. For 2017, Mr. Adams was evaluated on Finance and Accounting Department strategies and efficiencies, and earned the target award of 5%. Mr. Gottschalk was evaluated on the performance of our Retail Department, including retail deposit growth and retail service charge growth. As neither of these performance metrics experienced growth in 2017, Mr. Gottschalk earned 0% of the applicable assigned weight for this performance objective. Finally, Mr. Pilmer was evaluated on commercial treasury department income growth, commercial merchant income growth, and commercial deposit growth. As these performance measures were not achieved, no payout was made for this component.

Total 2017 Annual Cash Incentive Plan Awards

            As outlined above, the Compensation Committee reviewed our performance and the performance of each department and executive officer, as applicable. Based on this review, the Compensation Committee approved awards at an amount equal to an interpolated amount between the total potential threshold incentive and the total maximum incentive for each performance objective (if the threshold performance level was obtained for such objective). Our named executive officers' actual cash incentive awards for 2017 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

Name	Actual Award	Percentage of Target Incentive Payment Achieved
James Eccher	$223,424	84.5%
Bradley Adams	$163,260	108.8%
Gary Collins	$106,290	88.6%
Keith Gottschalk	$ 75,599	72.4%
Donald Pilmer	$ 73,710	70.5%

            Long-Term Stock Incentives.    The Compensation Committee typically acts to award equity grants at the beginning of each year, specifically in the month of February. In February 2017, the Compensation Committee approved equity grants for our named executive officers comprised solely of an aggregate of 121,500 restricted stock units subject to three-year cliff vesting, with accelerated vesting in certain circumstances as described in the "Potential Payments upon Termination or Change in Control" section of the CD&A.

            Perquisites and Other Benefits.    While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2017 are reported in the Summary Compensation Table below. The benefits offered in 2017 to the named executive officers are expected to continue for 2018.

Regulatory Considerations

            As a publicly-traded financial institution, we and the Bank must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

            The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The Compensation Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

            In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Code Section 162(m) that may limit the tax deductibility of certain compensation unless it is considered performance-based; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards. In 2018, new tax regulations will generally eliminate the performance-based compensation exclusion under Section 162(m) of the Code.

Compensation-Related Governance Policies

Insider Trading Policy

            The Company has an insider trading policy that prohibits open market transactions in Company stock during the period beginning five business days prior to the end of the fiscal quarter and terminating two full business days after the public announcement of the Company's current financial results for the most recently ended fiscal quarter or year.

Common Stock Ownership Guidelines

            As described in more detail above, in order to align the interests of board members and stockholders, each director is required to develop a significant equity stake in the organization they oversee. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

 COMPENSATION COMMITTEE REPORT

            The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on the Compensation Committee's review and discussion with management, the Compensation Committee has recommended to our board of directors that the CD&A be included in this proxy statement and in Old Second's Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by:

Mr. John Ladowicz, Chairman
Mr. Edward Bonifas
Mr. William Kane
Ms. Patti Temple Rocks
Members of the Compensation Committee

 EXECUTIVE COMPENSATION

Summary Compensation Table

            The following table sets forth information concerning the compensation of our named executive officers:

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Other Compensation ($)(4)	Total ($)
James Eccher	2017	474,333	—		271,250	223,425	31,779	1,000,787
President and Chief Executive	2016	437,500	—		204,300	170,888	32,699	845,387
Officer	2015	403,333	—		134,500	223,560	29,010	790,403
Bradley S. Adams(5)	2017	199,038	100,000	(6)	296,250	163,260	13,593	772,141
Executive Vice President and Chief
Financial Officer
Gary Collins(7)	2017	300,000	—		54,250	106,290	33,999	494,539
Vice Chairman	2016	54,807	—		127,200	—	300	182,307
Keith Gottschalk	2017	259,882	—		65,100	75,599	15,550	416,131
Executive Vice President and Chief	2016	253,803	—		47,670	60,339	15,003	376,815
Operating Officer	2015	235,366	—		37,660	80,176	12,517	365,719
Donald Pilmer	2017	257,370	—		108,500	73,710	26,979	466,559
Executive Vice President,	2016	243,384	—		47,670	68,994	21,870	381,918
Commercial Lending	2015	232,624	—		37,660	59,655	17,497	347,436
J. Douglas Cheatham(8)	2017	64,752	—		—	—	217,695	282,447
Former Executive Vice President	2016	273,379	—		61,290	—	21,899	356,568
and Chief Financial Officer	2015	266,500	—		48,420	97,018	18,210	430,148

(1)
Reflects current principal positions, except for Mr. Cheatham who retired on March 15, 2017.

(2)
The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — "Compensation — Stock Compensation." A discussion of the assumptions used in calculating the values may be found in Note 1 to our audited financial statements included in our annual report to stockholders.

(3)
See "Compensation Discussion and Analysis — Annual Cash Incentive Payments" above for a description of how the Compensation Committee determined the incentive payments awarded in 2017.

(4)
The 2017 amounts set forth in this column include the following:

	Mr. Eccher	Mr. Adams	Mr. Collins	Mr. Gottschalk	Mr. Pilmer	Mr. Cheatham
401(k) match	$8,100	$1,956	$7,281	$7,796	$8,100	$8,100
Life insurance	474	237	474	474	474	474
Car allowance	10,800	7,200	6,500	—	6,000	—
Country club/Social club dues	12,405	4,200	19,744	7,280	12,405	3,250
Salary continuation	—	—	—	—	—	205,871	(a)

Total	$31,779	$13,593	$33,999	$15,550	$26,979	$217,695

(a)
Mr. Cheatham retired on March 15, 2017, and received salary continuation payments through September 30, 2017, pursuant to a retirement and release agreement, see the discussion below under "Potential Payments Upon Termination or Change in Control."

(5)
Mr. Adams joined Old Second on May 2, 2017, and, therefore, this table does not provide 2016 or 2015 data for him.

(6)
Represents a signing bonus paid to Mr. Adams under his Offer Letter dated April 3, 2017, as amended.

(7)
Mr. Collins joined Old Second on October 29, 2016 and, therefore, this table does not provide 2015 data for him.

(8)
Mr. Cheatham retired on March 15, 2017.

Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Grant Date Fair Value of Stock Awards ($)(3)
	Grant Date
Name		Threshold ($)	Target ($)	Maximum ($)
James Eccher	2/21/2017	120,250	264,550	330,688	25,000	271,250
Bradley S. Adams	5/2/2017	75,000	150,000	187,500	25,000	296,250
Gary Collins	2/21/2017	52,500	120,000	150,000	5,000	54,250
Keith Gottschalk	2/21/2017	60,041	104,418	130,523	6,000	65,100
Donald Pilmer	2/21/2017	61,423	104,550	130,688	10,000	108,500
J. Douglas Cheatham	—	—	—	—	—	—

(1)
Amounts reported represent the potential payouts pursuant to the evaluation criteria set by the Compensation Committee, with all payments subject to achievement of Company goals as discussed in "Compensation Discussion and Analysis — Annual Cash Incentive Payments." Actual amounts earned by each named executive officer are included in the column entitled "Non-Equity Incentive Plan Compensation" of the "Summary Compensation Table" above.

(2)
The amounts in this column represent restricted stock unit awards that will vest on the third anniversary of the grant date.

(3)
The grant date fair value for the awards to Messrs. Eccher, Collins, Gottschalk and Pilmer is based on the closing price of our stock on February 21, 2017, which was $10.85 per share. The grant date fair market value for the award to Mr. Adams is based on the closing price of our stock on May 2, 2017, which was $11.85 per share.

Outstanding Equity Awards at Fiscal Year-End

            The following table sets forth information concerning the outstanding equity awards at December 31, 2017, held by the individuals named in the Summary Compensation Table:

	Stock Awards
Name (a)	Number of shares or units of stock that have not vested (#) (g)		Market value of shares or units of stock that have not vested(1) (h)
James Eccher	110,000	(2)	$1,500,400
Bradley Adams	25,000	(3)	$341,000
Gary Collins	21,000	(4)	$286,440
Keith Gottschalk	27,500	(5)	$375,100
Donald Pilmer	31,500	(6)	$429,660
J. Douglas Cheatham	—	(7)	—

(1)
Based upon the closing price of our common stock on December 29, 2017, of $13.64 per share.

(2)
Represents the following unvested restricted stock units granted to Mr. Eccher:

•
25,000 units that vest on March 6, 2018, 30,000 units that vest on February 16, 2019, and 25,000 units that vest on February 21, 2020; and

•
30,000 performance-based units for which the performance conditions were met as of December 31, 2017, but did not vest until our audited financial statements were issued on March 13, 2018.

(3)
Represents 25,000 unvested restricted stock units that vest on May 2, 2020.

(4)
Represents the following unvested restricted stock units granted to Mr. Collins: 16,000 units that vest on October 28, 2019 and 5,000 units that vest on February 21, 2020.

(5)
Represents the following unvested restricted stock units granted to Mr. Gottschalk:

•
7,000 units that vest on March 6, 2018, 7,000 units that vest on February 16, 2019, and 6,000 units that vest on February 21, 2020; and

•
7,500 performance-based units for which the performance conditions were met as of December 31, 2017, but did not vest until our audited financial statements were issued on March 13, 2018.

(6)
Represents the following unvested restricted stock units granted to Mr. Pilmer:

•
7,000 units that vest on March 6, 2018, 7,000 units that vest on February 16, 2019, and 10,000 units that vest on February 21, 2020; and

•
7,500 performance-based units for which the performance conditions were met as of December 31, 2017, but did not vest until our audited financial statements were issued on March 13, 2018.

(7)
Pursuant to his release agreement and under the applicable award agreements, the vesting of all unvested restricted stock units granted to Mr. Cheatham accelerated on his retirement as of March 15, 2017.

Stock Vested

            The following table provides information concerning stock options exercised and stock awards that vested in 2017 for our named executive officers:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
James Eccher	10,000	120,000
Bradley S. Adams	—	—
Gary Collins	—	—
Keith Gottschalk	5,000	60,000
Donald Pilmer	5,000	60,000
J. Douglas Cheatham	35,500	388,725

(1)
The dollar values reported in this column were calculated using the per share closing price of our common stock on the vesting date of the awards.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
James Eccher	10,000	—	30,259	—	191,493
Bradley S. Adams	—	—	—	—	—
Gary Collins	15,329	—	628	—	15,957
Keith Gottschalk	—	—	2,800	—	18,090
J. Douglas Cheatham	—	—	16,440	14,480	141,324

            We sponsor the Executive Deferred Compensation Plan, which is described in the CD&A above, and the Director Deferred Compensation Plan, which is described below following the Directors Compensation Table. The plans provide a means by which certain executives and directors may voluntarily defer all or a portion of their compensation. The plans are funded by participant deferrals and, in the case of the Executive Deferred Compensation Plan, company matching contributions and discretionary employer profit sharing contributions. With respect to their deferrals and our contributions, participants are permitted to make hypothetical investment elections in publicly-traded mutual funds, which are held in an insurance company separate account. Earnings are credited to the participant accounts under the plan based on the performance of their hypothetical investment elections. The deferrals to the Director Deferred Compensation Plan are credited earnings based on our stock price. Participants may elect to receive their plan balance in a lump sum or in installments. Participants are permitted, in the discretion of the administrator, to make a withdrawal from the plan during their employment in the event of hardship. The information reflected for Messrs. Eccher, Collins and Cheatham in the table above combines their accounts under both the executive plan and the director plan.

Employment Agreement and Offer Letters

  Mr. Eccher's Employment Agreement.

            On September 16, 2014, but effective January 1, 2015, we entered into an employment agreement with Mr. Eccher to serve as Chief Executive Officer and President of the Company and the Bank. The employment agreement had an initial term of one year, and will be automatically renewed for successive one-year terms, unless either party gives at least 90 days prior written notice of non-renewal. Under the employment agreement, Mr. Eccher initially received an annual base salary of $400,000. The base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Compensation Committee. His current base salary is $505,050.

            In addition to his base salary, Mr. Eccher is eligible to receive performance-based annual incentive bonuses, in accordance with the Company's annual incentive plan, a monthly car allowance of $900, reimbursement for costs associated with maintaining a country club membership, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of the Company.

            We may terminate Mr. Eccher's employment with or without cause, and Mr. Eccher may terminate his employment with or without good reason. Mr. Eccher is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Eccher, including the definitions of "cause", "good reason" and "change in control," are set forth below under the heading "Potential Payments Upon Termination or Change in Control."

            Mr. Eccher's employment agreement also contains provisions related to non-competition that generally preclude Mr. Eccher, for a period of 12 months following his termination without cause by the Company of for good reason by him, but only within the 24 month period following a change in control, from, among other things, engaging or investing in, managing, owning, operating, financing, rendering consulting or other services to or in any manner being connected with, any person or business entity that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, with an office within 25 miles from any banking or other office of the Company and its affiliates. In addition, during the term and 12 months following his termination for any reason, he cannot (a) induce or attempt to induce any employee of the Company or any of its affiliates to leave their employment, or (b) induce or attempt to induce any customer, supplier, license or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates, or (c) to solicit the business of any person or entity of the Company or its affiliates where he, or any person reporting to him, had accessed confidential information of, had an ongoing business relationship with, or had made substantial business efforts with respect to such person or entity, with respect to products, activities or services that complete with those of the Company or its affiliates.

  Mr. Adams' Offer Letter.

            On April 3, 2017, we entered into an offer letter with Mr. Adams, as amended on April 15, 2017 and April 19, 2017, to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank effective May, 2017. Under the offer letter, Mr. Adams has an annual base salary of $300,000, which will be reviewed annually for merit increases by the board of directors. In addition to his base salary, Mr. Adams is eligible to receive a performance-based annual incentive bonus of 50% of his base salary in accordance with the Company's officer incentive plan, a monthly car allowance of $500, costs associated with maintaining a country club membership of up to $600 per month, and other benefits, including normal employee insurance benefits and 401(k) and profit sharing plans. In 2017, Mr. Adams also received 25,000 shares of restricted stock units that cliff vest on the third anniversary of the date of grant, a $100,000 signing bonus and payment for certain moving expenses.

            As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Adams that provides him with certain severance benefits if he is terminated following a change in control. Further detail on our severance obligations to Mr. Adams, including the definition of "change in control," are set forth below under the heading "Potential Payments Upon Termination or Change in Control."

  Mr. Collins' Offer Letter.

            On August 1, 2016, we entered into a revised offer letter with Mr.Collins (which superseded and replaced his April 1, 2016 offer letter), to serve as Vice Chairman of the Company and the Bank effective October 2016. Under the offer letter, Mr. Collins has an annual base salary of $300,000, which will be reviewed annually for merit increases by the board of directors. In addition to his base salary, beginning in 2017, Mr. Collins was eligible to receive a performance-based annual incentive bonus of 40% of his base salary in accordance with the Company's officer incentive plan. He is also eligible to participate in the Bank's Deferred Compensation Plan and in other benefits plans, including normal employee insurance benefits and 401(k) and profit sharing plans. In 2016, Mr. Collins also received 16,000 shares of restricted stock units that cliff vest on the third anniversary of the date of grant.

            As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Collins that provides him with certain severance benefits if he is terminated following a change in control. Further detail on our severance obligations to Mr. Collins, including the definition of "change in control," are set forth below under the heading "Potential Payments Upon Termination or Change in Control."

Potential Payments Upon Termination or Change in Control

            The board of directors believes that the interests of shareholders will be best served if the interests of executive management are aligned with the shareholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

            The employment agreement for Mr. Eccher provides for certain payments and benefits if we terminate Mr. Eccher's employment without cause or if Mr. Eccher terminate his employment for good reason. Mr. Eccher is also eligible for certain severance benefits upon a change in control.

            In addition, each of Mr. Adams, Mr. Collins, Mr. Gottschalk and Mr. Pilmer have entered into substantially similar Compensation and Benefits Assurance Agreements with us that provide for payments and benefits if the executive is terminated following a change in control.

  Employment Agreement with Mr. Eccher.

            The employment agreement provides for severance benefits in the event Mr. Eccher is terminated by the Company other than for cause or by the executive for good reason (each a "Termination"). For a Termination during the employment period that does not occur in connection with a "change in control" of the Company (as defined below), Mr. Eccher is entitled to receive 24 months of base salary continuation.

            For purposes of his employment agreement, "cause" is generally defined to mean the occurrence of any one or more of the following events:

  •
  his demonstrably willful and deliberate act or his failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its affiliates, and which act or inaction is not remedied within 15 business days of written notice from the Company or the affiliate for which he works;

  •
  his conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its affiliates;

  •
  his death; or

  •
  if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or if he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

            For purposes of his employment agreement, "good reason" is generally defined to mean the occurrence of any one or more of the following events, unless he agrees in writing that such event will not constitute "good reason":

  •
  a material and adverse change in the nature, scope, or status of his position, authorities, or duties;

  •
  a material reduction in his base salary or a material reduction in his aggregate benefits or other compensation plans;

  •
  a relocation of his primary place of employment of more than 25 miles;

  •
  the failure by an acquirer to assume his employment at the time of a change in control; or

  •
  a material breach by the Company of his employment agreement.

            For a Termination that occurs within 24 months after a change in control of the Company, which we refer to herein as the "Covered Period", Mr. Eccher is entitled to receive an amount equal to three times the sum of his current base salary plus an amount equal to his average bonus paid for the three calendar years preceding the year of Termination. Any severance paid in connection with a Termination during the Covered Period will be paid in a single lump sum. In addition, Mr. Eccher will be entitled to immediate and full vesting of any outstanding, unvested equity awards, continued health insurance for him and his dependents for up to 18 months following the Termination at a cost that is the same as paid by active employees, and one year of outplacement services at the Company's expense.

            For purposes of his employment agreement, "change in control" will generally be deemed to have occurred upon, the first to occur of any of the following events:

  •
  any person (as defined in the employment agreement) is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing 33% or more of the total voting power represented by the Company's then outstanding voting securities; or

  •
  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

  •
  consummation of: (a) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 67% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company's voting securities outstanding immediately before such merger or consolidation; or (b) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company's assets.

            All severance benefits under the employment agreement are contingent upon Mr. Eccher's execution and non-revocation of a general release and waiver of claims against the Company.

            Compensation and Benefits Assurance Agreements with Mr. Adams, Mr. Collins, Mr. Gottschalk and Mr. Pilmer.

            Each of Mr. Adams, Mr. Collins, Mr. Gottschalk and Mr. Pilmer have entered into a Compensation and Benefits Assurance Agreement with us. Each agreement has an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. In addition, on the effective date of a "change in control," the agreement will automatically renew for a two-year period, which we refer to as the "extended period," and thereafter will automatically terminate.

            Each agreement provides that, in the case of: (a) a termination of employment by us without "cause" within six months prior to or 24 months immediately following, a change in control, (b) a termination of employment by the executive for "good reason" within 24 months following a change in control, or (c) a material breach by us (or any successor) of a provision of the agreement, the executive officer will be entitled to:

  •
  a lump sum payment of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.

  •
  a lump sum severance payment equal to two times the sum of (i) the greater of the executive's annual rate of base salary in effect upon the date of termination or the executive's annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

  •
  immediate 100% vesting of all stock options and any other awards which have been provided to the executive by us under any of our incentive compensation plans.

  •
  at the exact same cost to the executive, and at the same coverage level as in effect as of the executive's termination, a continuation of the executive's (and the executive's eligible dependents) health insurance coverage for 24 months from the date of termination. In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive's eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

  •
  at our expense, standard outplacement services for a period of up to one year from the date of executive's termination. The maximum amount to be paid by us for such outplacement services is limited to $20,000.

            For purposes of each agreement, "cause" is generally defined to mean the occurrence of any one or more of the following events:

  •
  a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within 15 business days of written notice from the Company or the subsidiary for which the executive works; or

  •
  the executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

            For purposes of each agreement, "good reason" is generally defined to mean the occurrence of any one or more of the following events within the extended period:

  •
  the assignment of the executive to duties inconsistent with his position, duties, responsibilities, and status as an officer, or a reduction or alteration in the nature or status of the his authorities, duties, or responsibilities from those in effect as of 90 days prior to the change in control;

  •
  the requirement that the executive be based at a location in excess of 25 miles from his principal job location or office immediately prior to the change in control;

  •
  a reduction in the executive's current base salary; or

  •
  the failure of the Company, or any of its subsidiaries, to keep in effect any of the compensation, health and welfare benefits, or perquisite programs under which the executive receives value, as such programs exist immediately prior to the change in control, or the failure of the Company or one of its subsidiaries, to meet the funding requirements, if any, of each of the programs. (However, the replacement of an existing program with a new program will be permissible (and not grounds for a good reason termination) if done for all employees generally.); or

  •
  any failure of a successor company to assume and agree to perform the Company's entire obligations under the agreement.

            For purposes of each agreement, the term "change in control" generally has the meaning ascribed to it in Mr. Eccher's employment agreement as described above under "Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Eccher."

            In exchange for the payments and benefits provided, under each agreement, the executive officers have agreed to be bound by a 24 month restrictive covenant. The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than our board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

  Retirement and Release Agreement with Mr. Cheatham

            As noted above, Mr. Cheatham retired as our Chief Financial Officer on March 15, 2017. In connection with his retirement, we entered into a retirement agreement and release agreement with Mr. Cheatham, which we refer to as the retirement agreement. Under the agreement, we paid Mr. Cheatham an aggregate of $205,871.25 in equal installments from his retirement date through September 30, 2017. The retirement agreement also provided that all currently outstanding un-vested restricted stock units held by Mr. Cheatham would vest in accordance with the retirement provision in the relevant restricted stock unit award agreements. For the value of such vested awards, see the "Stock Vested" table above. The retirement agreement also contains non-solicitation and confidentiality provisions applicable to Mr. Cheatham.

  Equity Award Agreements

            Retirement, Death and Disability.    Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

  •
  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his or her vested stock options.

  •
  Any unvested restricted stock or restricted stock units outstanding at the time of an employee's termination due to death or disability shall become immediately 100% vested upon such termination.

            Also, it should be noted that, pursuant to existing agreements, as of the time of a termination of employment due to retirement, all unvested stock options and restricted stock units shall become immediately 100% vested.

            Acceleration of Vesting Upon a Change in Control.    All employees, including the named executive officers, who receive equity awards under our Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (i) the equity plan and the respective awards are not assumed by the surviving entity or (ii) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason.

  Potential Post-Employment Payments Due to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Gottschalk and Mr. Pilmer

            The table below sets forth the estimated amount of compensation payable to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Gottschalk and Mr. Pilmer in the event of (1) the executive's involuntary termination (termination by the Company without cause or by the officer for good reason), (2) the executive's involuntary termination following a change in control, and (3) the executive's retirement, death or disability. The amounts shown assume termination was effective as of December 31, 2017, and that the per share price of our common stock as of termination was the closing price of $13.64 on December 29, 2017 (the last trading day of the year).

Name	Type of Payment(1)	Payments Upon Involuntary Termination(2) — No Change in Control		Payments Upon Involuntary Termination(2) — Change in Control	Payments Upon Retirement, Death or Disability
James Eccher	Cash Severance(4)	$962,000	(3)	$1,648,958	$—
	Continuation of Insurance(5)	—		23,522	—
	Acceleration of Stock Awards	—		754,650	754,650
	Outplacement Services	—		20,000	—

Bradley Adams	Cash Severance(4)	—		654,420	—
	Continuation of Insurance(5)	—		28,228	—
	Acceleration of Stock Awards	—		296,250	296,250
	Outplacement Services	—		20,000	—

Gary Collins	Cash Severance(4)	—		635,430	—
	Continuation of Insurance(5)	—		27,099	—
	Acceleration of Stock Awards	—		181,450	181,450
	Outplacement Services	—		20,000	—

Keith Gottschalk	Cash Severance(4)	—		594,130	—
	Continuation of Insurance(5)	—		28,228	—
	Acceleration of Stock Awards	—		186,580	186,580
	Outplacement Services	—		20,000	—

Donald Pilmer	Cash Severance(4)	—		590,203	—
	Continuation of Insurance(5)	—		28,228	—
	Acceleration of Stock Awards	—		229,980	229,980
	Outplacement Services	—		20,000	—

(1)
Payments due to all named executive officers in connection with a change in control are subject to reduction to the extent necessary to avoid an excess parachute payment under Code Section 280G.

(2)
An "involuntary termination" is a termination by the employer without "cause" or a resignation by the executive for "good reason."

(3)
Represents 24 months of salary continuation.

(4)
For Mr. Eccher, represents three times his current base salary plus his average bonus paid over the past three years. For each other executive, represents two times his base salary plus average bonus paid over past three years.

(5)
Represents the monthly premium paid by us for the continuation of health insurance for a period of 18 months with respect to Mr. Eccher and 24 months for each other executive.

Pay Ratio

            As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer and President, James Eccher.

            For 2017, our last completed fiscal year:

  •
  the median of the annual total compensation of all employees of our company (other than Mr. Eccher) was $55,756; and

  •
  the total annual compensation of our Chief Executive Officer was $1,015,650.

            Based on this information, for 2017 the ratio of the annual total compensation of Mr. Eccher, our Chief Executive Officer and President, to the median of the annual total compensation of all employees was 18 to 1.

            To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

  1.
  We determined that as of December 31, 2017, our employee population consisted of 469 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.

  2.
  To identify the "median employee" from our employee population, we compared the wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.

  3.
  We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

  4.
  Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our "median employee."

  5.
  Once we identified our median employee, we combined all of the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $55,756. The difference between such employee's wages and the employee's total compensation represents the estimated value of such employee's life insurance, health care benefits, and company 401(k) contribution (estimated for the employee and such employee's eligible dependents at $10,587.)

  6.
  With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the "Total" column of our Summary Compensation Table included in this Proxy Statement, adjusted as follows. To maintain consistency between the annual total compensation of our Chief Executive Officer and the median employee, we added the estimated value of our Chief Executive Officer's health care benefits (estimated for our Chief Executive Officer and his eligible dependents at $14,863) to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $1,015,650, which exceeds the amount reported for him in the Summary Compensation Table by $14,863.

 DIRECTOR COMPENSATION

            We do not pay our "inside" employee-directors any additional compensation for their service as directors. In 2017, we paid our non-employee directors the following quarterly cash fees, as follows:

  •
  $20,000 to our Chairman (Mr. Skoglund);

  •
  $8,000 to our Audit Committee Chair (Mr. Suits) and Lead Independent Director (Mr. Finn);

  •
  $7,500 to our Compensation Committee Chair (Mr. Ladowicz) and Risk Committee Chair (Mr. Kane); and

  •
  $6,250 to all other directors.

            We also paid our directors $500 for every committee meeting attended, if there were no other company-level meetings held that day.

            We also grant our directors annual equity awards in the form of restricted stock units. These awards cliff vest on the third anniversary of the grant date. The grant date of the 2017 equity awards was February 21, 2017 and will vest on February 21, 2020.

            The following table sets forth the compensation paid to our non-employee directors in 2017:

Name	Fees earned or paid in cash(1) ($)	Stock Awards(2) ($)	Total ($)
Edward Bonifas	33,500	27,125	60,625
Barry Finn	44,000	27,125	71,125
William Kane	35,500	27,125	62,625
John Ladowicz	43,000	27,125	70,125
William B. Skoglund	89,000	54,250	143,250
Duane Suits	42,000	27,125	69,125
James Tapscott	35,500	27,125	62,625
Patti Temple Rocks	30,500	27,125	57,625

(1)
We maintain the Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Directors (the "Director Deferred Compensation Plan") under which directors are permitted to defer receipt of their directors' fees. The directors who participate in the plan are permitted to make hypothetical investments in publicly-traded funds that are held in an insurance company separate account, with respect to the contributions credited to their plan accounts. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are our unsecured obligations. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.

(2)
The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — "Compensation-Stock Compensation." A discussion of the assumptions used in calculating the values may be found in Note 1 to our audited financial statements included in our annual report to stockholders.

 PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

            Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as Old Second, to conduct a separate stockholder advisory vote to approve the compensation of the registrant's executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers.

            As described in more detail in the CD&A section of this proxy statement, the overall objectives of Old Second's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2017 The Compensation Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our named executive officers in fiscal 2017 reflects and supports these compensation policies and procedures.

            In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

    "RESOLVED, that Old Second Bancorp, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in Old Second's proxy statement dated April 13, 2018."

            Approval of this proposal requires the affirmative vote of holders of a majority of the shares having voting power and present in person or by proxy at the annual meeting. Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote "AGAINST" the proposal, and a broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on the outcome.

            While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation:

            The board of directors recommends stockholders vote to approve the overall compensation of our named executive officers, as described in this proxy statement, by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

            Our stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2018. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

            Approval of this proposal requires the affirmative vote of holders of a majority of the shares having voting power and present in person or by proxy at the annual meeting. Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote "AGAINST" the proposal, and a broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on the outcome.

Board Recommendation:

            The board of directors recommends that you vote your shares "FOR" the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2018.

Accountant Fees

            Audit Fees.    The aggregate fees and expenses billed by Plante & Moran PLLC in connection with the audit of our annual financial statements and the review of our quarterly financial statements were $323,933 for 2017 and $293,356 for 2016.

            Audit Related Fees.    Audit related fees billed by Plante & Moran PLLC were $25,157 for 2017 and $103,937 for 2016. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2017 and 2016. These services principally include the assistance for various filings with the SEC, consultations regarding accounting and disclosure matters and due diligence services related to acquisition activity.

            Tax Fees.    There were no tax related services billed by Plante & Moran, PLLC for 2017 or 2016.

            All Other Fees.    All other fees billed by Plante & Moran, PLLC were $13,500 for 2017 and $15,422 for 2016. This category includes the aggregate fees billed for other regulatory filings during the fiscal years ended December 31, 2017 and 2016.

Pre-Approval Policy

            The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. The authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. All services provided by Plante & Moran, PLLC, and all fees related thereto, were approved pursuant to the pre-approval policy. The Pre-Approval Policy is available on our website at www.oldsecond.com.

 AUDIT COMMITTEE REPORT

            The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the NASDAQ Stock Market.

            The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2017, with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and by SAS 114 (The Auditor's Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Plante & Moran, PLLC, the Audit committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2017, for filing with the Securities and Exchange Commission.

Submitted by:

Mr. Duane Suits, Chairman
Mr. Barry Finn
Mr. John Ladowicz
Mr. Jim Tapscott

Members of the Audit committee

 GENERAL

            We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

            As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

James L. Eccher Chief Executive Officer and President
Aurora, Illinois April 13, 2018

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF OLD SECOND BANCORP, INC. TO BE HELD ON MAY 15, 2018 The undersigned hereby appoints Duane Suits, Barry Finn, and John Ladowicz, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held in the Copley Theater at North Island Center, 8 East Galena Blvd., Aurora, Illinois on the 15th day of May, 2018 at 9:00 a.m., central time, and at any and all postponements or adjournments of the meeting. 1. Election of Class I Directors to serve for a term expiring in 2021: For  Against  Abstain  James Eccher Barry Finn James F. Tapscott Hugh McLean 2. Approval, in a non-binding, advisory vote, of the compensation of our named executive officers as described in the Proxy Statement for the Annual Meeting of Stockholders. For  Against  Abstain 3. Ratification of the selection of Plante & Moran, PLLC as our independent registered public accountants for the fiscal year ending December 31, 2018. For  Against  Abstain  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the nominees listed under Proposal 1, and “FOR” Proposals 2 and 3. In their discretion, the proxy holders are authorized to vote upon all other matters that may properly come before the Annual Meeting and any postponements or adjournments of the Annual Meeting. Dated: , 2018 Signature(s): NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE THE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE. (over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING ON MAY 15, 2018: The meeting will be held in the Copley Theater at North Island Center, 8 East Galena Blvd., Aurora, Illinois. Yes, I plan to attend the meeting. No, I do not plan to attend the meeting. Signed:

QuickLinks

OLD SECOND BANCORP, INC. 37 South River Street, Aurora, Illinois 60507 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2018
OLD SECOND BANCORP, INC. 37 South River Street, Aurora, Illinois 60507
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
Class II Director Nominees
Continuing Directors
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3 RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
GENERAL
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY